UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 19, 2008

Date of report (date of earliest event reported)

LPL Investment Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52609	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

One Beacon Street, Floor 22

Boston MA 02108

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers.  LPL Investment Holdings Inc. (the “Company”) had a change of compensatory arrangements that was approved by the Board of Directors on November 19, 2008 in which the Board of Directors approved the Company’s new 2008 Nonqualified Deferred Compensation Plan (the “Plan”). Esther M. Stearns, President and Chief Operating Officer, Steven M. Black, Managing Director and Chief Risk Officer, and William E. Dwyer, Managing Director and President of Independent Advisor Services, are eligible to participate in the Plan and may elect to exchange all of their stock options that will expire in 2009 or 2010 under the Company’s 1999 Stock Option Plans, as amended (currently in the form of the Company’s 2005 Stock Option Plan for Non-Qualified Stock Options and 2005 Stock Option Plan for Incentive Stock Options; collectively, the “1999 Stock Option Plans”), for accounts under the Plan.

The Plan is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Description of the Plan

Purpose.   The purpose of the Plan is to permit employees and former employees of the Company and its subsidiaries that hold stock options issued under the Company’s 1999 Stock Option Plans that expire in 2009 or 2010 to exchange their options for stock units under the Plan that are paid out at a later date in the form of shares of Company common stock.

Administration.  The Plan is administered by the Board of Directors of the Company, or such other committee as may be appointed by the Board of Directors to administer the Plan (the “Administrator”).  The Administrator has all powers necessary to administer the Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the Plan.

Eligibility.  Current and former employees of the Company and its subsidiaries that hold stock options under the 1999 Stock Option Plans that are set to expire in 2009 or 2010 (the “Expiring Options”) may make a one-time election to participate in the Plan.

Compensation Eligible for Deferral under the Plan.  Participants may elect to cancel their Expiring Options in exchange for stock units held in an account under the Plan.  Each stock unit is a bookkeeping entry of which one stock unit is the economic equivalent of one share of Company common stock.

Accounts Maintained under the Deferred Compensation Plan.  The Administrator will create an account on a participant’s behalf to which the participant’s initial balance will be credited, which will then be converted into stock units.  A participant’s initial balance is an amount equal to the fair market value on December 31, 2008 of the shares underlying the stock options the participant has elected to defer, less the aggregate exercise price of these options.  The initial number of stock units in a participant’s account will equal his or her initial balance divided by the fair market value of a share of Company common stock on December 31, 2008.

A participant’s account will be adjusted if cash dividends are paid on Company common stock while the participant is a current employee of the Company or its subsidiaries by crediting the account with an amount equal to the cash dividend paid, multiplied by the number of stock units in the account on the day the cash dividend is paid.  The amount credited to the account will then be converted into stock units, calculated by dividing the aggregate amount credited to the account by the fair market value of a share of Company  common stock on the date the dividend is paid.  Fair market value is determined by the Board of Directors in good faith.

Elections to Participate in the Plan Cannot be Modified or Revoked.  A Participant’s election to exchange his or her Expiring Options for deferred compensation is not revocable and cannot be modified once the deadline for making the election is passed. In addition, once a participant makes an election the participant cannot exercise the Expiring Options with respect to which the election was made.

Distribution of Account Balances.  A participant’s account balance will be distributed at the earliest to occur of: (a) the participant’s death; (b) the participant’s disability; (c) a change in control of the Company, or (d) a date in 2012 to be determined by the Board of Directors.  A “change in control” will occur if, for example, a person (or persons acting as a group) acquires more than 50% of the stock of the Company or substantially all of the Company’s assets are sold.  A “change in control” does not include an initial public offering of common stock of the Company.  With respect to payments made under (a), (b) and (c) above, the payments will be made within 90 days of the event that triggers distribution. With respect to payments made under (d) above, the payments will be made by December 31, 2012.  Distributions will be made in the form of whole shares of common stock equal to the number of stock units allocated to the participant’s  account (rounded to the nearest whole number).

Vesting.   Participants are 100% vested in their accounts. However, if a participant is terminated for cause, the participant’s entire account will be forfeited.

Amendment and Termination.  The Administrator can amend or terminate the Plan for any purpose, at any time, provided that the Administrator obtains the consent of participants for any amendments to the Plan that materially and adversely affect the rights of the participants under the Plan.

The Company’s Obligation under the Plan.  The Company’s obligation to distribute shares in satisfaction of a participant’s benefit under the Plan is contractual only.

ITEM 9.01.                          FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

10.1                                                  2008 Nonqualified Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

By:	/s/ Stephanie L. Brown
Name: Stephanie L. Brown
Title: Secretary

Dated: November 25, 2008